Exhibit 11.2

POLICY GOVERNING MATERIAL NON-PUBLIC INFORMATION AND
THE PREVENTION OF INSIDER TRADING

January 21, 2026

This Policy Governing Material Non-Public Information and the Prevention of Insider Trading (this “Policy”) applies to all directors, officers, employees and consultants of Webull Corporation and its subsidiaries and consolidated and affiliated entities (collectively, “Webull”).

This Policy consists of three sections: Section I provides an overview, Section II explains insider trading, and Section III sets forth Webull’s policies prohibiting insider trading.

I.	OVERVIEW

Preventing insider trading is necessary to comply with U.S. securities laws and to preserve the reputation and integrity of Webull, as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells any securities while in possession of inside information relating to the securities. As explained in Section II below, “inside information” is information which is considered to be both “material” and “non-public.”

Webull considers strict compliance with the policies set forth in this Policy to be a matter of utmost importance. Violation of this Policy could cause extreme reputational damage and possible legal liability to you and Webull. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from Webull. Violation of this Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed. Further, civil penalties may extend personal liability to Webull’s directors and officers if they fail to take appropriate steps to prevent insider trading.

This Policy applies to all directors, officers, employees and consultants of Webull (each a “Webull Person”) and extends to all of such persons’ activities within and outside their duties at Webull. Every Webull Person must review this Policy and certify that they have read, understood and will comply with this Policy. This certification will be done electronically and records will be kept in the employee’s personnel file. Questions regarding this Policy should be directed to Webull’s General Counsel (the “General Counsel”) at gc@webull.com.

II.	EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

•	Trading by insiders while in possession of material non-public information;

•	Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by Webull and the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to this Policy.

A.	What are Material Facts?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Examples of material information include (but are not limited to) information concerning:

•	Dividends;

•	Corporate earnings or earnings forecasts;

•	Changes in financial condition or asset value;

•	Financial results inconsistent with consensus expectations of the investment community;

•	Negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

•	Restructuring of Webull;

•	Significant new contracts or the loss of a significant contract; Significant new products or services;

•	Significant marketing plans or changes in such plans;

•	Capital investment plans or changes in such plans;

•	Information about any proposed change in Webull’s capital structure, including the structure of any of its listed debt securities or declaration of a stock split;

•	Information about changes in major shareholdings in Webull;

•	Material litigation, administrative action or governmental investigations or inquiries about Webull, any of its affiliated companies, or any of its officers or directors;

•	Significant borrowings or financings;

•	Defaults on borrowings;

•	New equity or debt offerings;

•	A change in senior management, composition of the Board of Directors or independent auditor;

•	Changes in accounting methods and write-offs; and

•	Any substantial change in industry circumstances or competitive conditions which could significantly affect Webull’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

B.	What is Non-public Information?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors only when it has been released broadly to the marketplace (such as by a press release or an SEC filing). Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately twenty-four (24) hours following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material non-public information relating to the company’s securities. All Webull Persons and their spouses, significant others, children and other immediate family members who live with them1 (each a “Covered Person”) are considered insiders with respect to material non-public information about the business, activities and securities of Webull. Covered Persons may not trade Webull’s securities while in possession of material non-public information relating to Webull or tip (or communicate except on a need-to-know basis) such information to others.

[1]	This includes children and other immediate family members who have their mailing address with an Insider, even if they work or attend school in a different state.

The restrictions in this Policy may continue to apply to the trading of Webull Persons even after the termination of their employment or other services to Webull. For example, a Webull Person may be aware of certain information that remains material non-public information long after their employment or service relationship terminates.

D.	Covered Securities

The restrictions in this Policy apply to “Webull Securities,” which include:

(a) any securities issued by Webull, including ordinary shares, preferred shares, and warrants;

(b) any financial instrument, contract, arrangement, token, or digital asset, whose value is tied to, based on, or derived from securities of Webull, including put and call options, forward contracts, equity collars, swaps, or any other derivative or synthetic instruments that provide economic exposure to securities of Webull; and

(c) any mutual fund, exchange traded fund, managed account, or other investment portfolio if: (1) you control the investment decisions relating to individual stocks within the fund or portfolio, or (2) securities of Webull represent a material portion of the assets of the fund or portfolio.

E.	10b5-1 Trading Plans

Rule 10b5-1 under the US securities laws provides for an affirmative defence against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions. In light of this, and in recognition of the constraints that the restrictions in this Policy impose on all directors, officers, employees and consultants of Webull for trading in Webull Securities, directors, officers, employees or consultants of Webull may enter into a written trading plan under Rule 10b5-1 (a “Trading Plan”) (or modify an existing Trading Plan) so long as the plan was adopted in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Act”), and is approved by the General Counsel.

F.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

G.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	Administrative sanctions;

•	Sanctions by self-regulatory organizations in the securities industry;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of profits gained by the violator;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

•	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

•	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by Webull, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

H.	Material Non-public Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material non-public information relating to other companies, including Webull’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, Webull. Civil and criminal penalties, and disciplinary consequences, including termination of employment for cause, may result from trading on material non-public information regarding Webull’s Business Partners. Each individual should treat material non-public information about Webull’s Business Partners with the same care required with respect to information related directly to Webull.

III.	POLICIES PROHIBITING INSIDER TRADING

For purposes of this Policy, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards granted by Webull and the exercise of options or vesting of other share-based awards, if applicable, that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. This Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have Webull withhold ordinary shares subject to an option or other award to satisfy tax withholding requirements.

A.	No Trading while in possession of Material Information

No Covered Person may purchase or sell any Webull Securities or enter into a binding Trading Plan while in possession of material non-public information relating to Webull (the “Material Information”).

No Covered Person in possession of Material Information may purchase or sell Webull Securities or enter into a Trading Plan until at least twenty-four (24) hours after public disclosure of the Material Information by Webull, which twenty-four (24) hours must include at least one full Trading Day on the stock exchange where Webull’s ordinary shares are listed and traded (the “Stock Exchange”). The term “Trading Day” is defined as a day on which the Stock Exchange is open for trading. Except for public holidays in the United States, the Stock Exchange’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

B.	Pre-clearance for transactions in Webull Securities

During any period designated as a “limited trading period”2 by Webull, no Covered Person may purchase or sell any Webull Securities or enter into a Trading Plan without prior written clearance by the General Counsel or their designee, regardless of whether such Covered Person possesses any Material Information.

Furthermore, all transactions in Webull Securities or gifts of Webull Securities (but not including the acceptance of options or other share-based awards granted by Webull and the exercise of options or vesting of other share-based awards that does not involve the sale of securities) by directors, officers and key employees3 designated by Webull from time to time must be pre-approved by the General Counsel or their designee using Webull’s internal process management system.

Each person subject to the reporting requirements of Section 16 of the Act must also comply with the reporting obligations set forth therein, and must provide, or ensure that such person’s broker provides, the General Counsel or their designee with detailed information (including but not limited to, transaction date, amount, and price) regarding such person’s transactions involving Webull Securities, including purchases or sales, transfers, gifts, grants of or changes to share-based awards, option exercises, share withholdings to cover taxes, and transactions through a brokerage account or trust, immediately following execution. The obligation to file Section 16 reports and otherwise comply with Section 16 is personal; Webull is not responsible for any individual’s failure to comply with the requirements of Section 16.

[2]	A “limited trading period” could be triggered by a major corporate event that has not yet been publicly disclosed, such as a significant merger, acquisition, or change in company leadership.

[3]	“Key employees” are all members of the board of directors and all officers of (i) Webull Corporation and (ii) any Webull entity whose revenues contributed at least 10% of the consolidated revenue of Webull Corporation during the prior year.

C.	Trading only permitted during a Trading Window

Assuming none of the “no trading” restrictions set forth in Section III-A above applies, no Covered Person may purchase or sell any Webull Securities or enter into a Trading Plan or gift Webull Securities other than during a Trading Window.

A “Trading Window” is the period in any of Webull’s fiscal quarters commencing twenty-four (24) hours following Webull’s public disclosure of its financial results for the prior year or quarter and ending at the end of the 23rd calendar day of the last month of each fiscal quarter.

In other words:

(1) beginning on December 24 of each year, no Covered Person may purchase or sell any Webull Securities or enter into a Trading Plan until 24 hours following Webull’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year; and

(2) beginning on March 24, June 24, and September 24 of each year, no Covered Person may purchase or sell any Webull Securities or enter into a Trading Plan until 24 hours following Webull’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30, and September 30 of that year, respectively.

If Webull’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Stock Exchange closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Webull Securities during the Trading Window is not a “safe harbor,” and all Covered Persons should strictly comply with the other restrictions set forth in this Policy.

When in doubt, do not trade! Check with the General Counsel first.

Notwithstanding the foregoing, the sale of Webull Securities pursuant to an existing Trading Plan which was entered into in accordance with this Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections III-A and III-B above.

D.	Legal Compliance of Trading Plans

In addition to and notwithstanding any other statement this Policy that apply to Trading Plans, all insiders of Webull must abide by all applicable U.S. securities laws and regulations when adopting, amending and terminating a Trading Plan.

E.	No Shorting

Covered Persons are prohibited at all times (including during any Trading Window) from selling Webull Securities short, meaning they may not sell securities they do not own with the intention of buying them back later at a lower price. This restriction helps prevent both the appearance and risk of insider trading and aligns the interests of Covered Persons with the long-term interests of the Company and its shareholders. Limited exceptions may be granted at the sole discretion of the General Counsel, but any such exception must be obtained in writing and conform to applicable law and the spirit of this Policy.

F.	No Option Trading

Covered Persons are prohibited at all times (including during any Trading Window) from purchasing, selling, or otherwise acquiring or disposing of puts, calls, or other options on Webull Securities, including engaging in any hedging or derivative transactions (e.g., collars, forward sales, or equity swaps) that are designed to offset or reduce the risk of price fluctuations in Webull Securities. This restriction is intended to prevent both the appearance and risk of insider trading and to align the interests of Covered Persons with the long-term interests of the Company and its shareholders. Though limited exceptions (such as for certain employee stock option exercises) may be granted at the sole discretion of the General Counsel, any such exception must be obtained in writing and must conform to applicable law and the spirit of this Policy.

G.	No Hedging

Covered Persons are prohibited at all times (including during any Trading Window) from engaging in hedging transactions involving Webull Securities, including the use of option strategies, forward sale or purchase contracts, or equity swaps, as such speculative activities may create the appearance of trading based on Material Information. Covered Persons are also prohibited from engaging in any derivative transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps or other derivatives that are designed to hedge or speculate on any change in the market value of Webull’s equity securities.

H.	No Tipping

No Covered Person may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”) or recommend to anyone that they should trade in Webull Securities while in possession of Material Information. This prohibition includes disclosures or recommendations on public forums, including those on which the Covered Person’s identity is anonymous.

I.	No Exception for Hardship

The existence of a personal financial emergency does not excuse any director, officer, employee or consultant of Webull from adhering to this policy.

J.	No Shadow Trading

No Covered Person may engage in shadow trading, whether directly, indirectly, or through the use of intermediaries. For purposes of this policy, “shadow trading” includes any transaction involving a security other than Webull Securities when such trading is undertaken with the intent to indirectly profit from Material Information or to otherwise circumvent established insider trading restrictions.

K.	Confidentiality

No Covered Person may communicate any Material Information to anyone outside Webull under any circumstances unless approved by the General Counsel in advance, or to anyone within Webull other than on a need-to-know basis. All Covered Persons should always adhere to Webull’s Confidential Information Policy.

L.	No Comment

All Covered Persons must always comply with Webull’s External Communications and Media Relations Policies. No Covered Person may discuss any internal matters or developments of Webull with anyone outside of Webull, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about Webull or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to Webull’s investor relations department, who is responsible for coordinating and overseeing the release of information of Webull to the investing public, analysts and others in compliance with applicable laws and regulations.

M.	Corrective Action

If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you must notify the General Counsel immediately so that Webull can determine whether or not corrective action, such as general disclosure to the public, is warranted.

IV.	EXCEPTIONS TO THIS POLICY

To provide clarity regarding common situations in which a Covered Person may trade in Webull Securities, the following guidelines have been established.

A.	Stock Option Exercises

This Policy does not apply to (a) the exercise of a stock option if a Covered Person pays the exercise price and tax withholding in cash and holds the underlying shares; (b) the receipt or vesting of stock options. However, selling Webull Securities in order to pay the option exercise price or related taxes are subject to the restrictions under this Policy.

B.	Restricted Stock Units

This Policy does not apply to the vesting or settlement of restricted stock units (“RSU”) or to Webull’s withholding or sale of shares to satisfy tax withholding requirements upon the vesting or settlement of any RSU. This Policy does, however, apply to any market sale of shares of Webull, including net shares received upon vesting or settlement of these awards after the applicable tax withholding.

C.	Employee Stock Purchase Plans

This Policy does not apply to a purchase of Webull Securities in Webull’s Employee Stock Purchase Plan (“ESPP”) resulting from periodic contributions of money to the plan pursuant to elections made at the time of enrollment in the ESPP. However, electing to enroll in the ESPP, making any changes in Covered Person elections under the ESPP, and selling any Webull Securities under the ESPP are subject to the restrictions under this Policy.

D.	401(k) Plans

This Policy’s trading restrictions do not apply to investing 401(k) plan contributions in Webull Securities in accordance with the terms of any 401(k) plan that Webull may maintain from time to time.